Exhibit 10.24

CONFIDENTIAL

June 29, 2023

Via Email Delivery - Personal and Confidential

Hua Mu, M.D., Ph.D.

Dear Hua,

This letter agreement (the “Agreement”) summarizes the terms of your transition and separation from employment and establishes an amicable arrangement under which you release the Company from any claims, and, in return, you receive severance pay.

This Agreement should be reviewed by you at your leisure but must be executed by you and returned to the Company no later than July 20, 2023. Please do not hesitate to contact me with any questions after you have had a chance to review it.

1.	Employment Status; Transition Period; Final Payments; Benefits Cessation:

(a)  Employment Status and Transition Period: Subject to your execution of this Agreement, you agree that, effective as of June 28, 2023, you shall step down as the Company’s Chief Executive Officer (“CEO”) and resign from the Company’s Board of Directors. From June 29, 2023 through December 31, 2023 (the “Separation Date”), you will remain employed by the Company as the Head of China and interim Chief Medical Officer. You will receive a base salary of $49,163 (Forty-Nine Thousand One Hundred and Sixty-Three Dollars) per month and be eligible to participate in the Company’s standard benefits. In the position of Head of China and interim Chief Medical Officer, you agree to continue to work on a full-time basis reporting to the Chief Executive Officer. During the period from June 29, 2023 through the Separation Date (the “Transition Period”), you will remain employed at-will, and will be expected to put forth your best efforts in performing all of your duties and responsibilities on behalf of the Company. In the event that you terminate your employment prior to December 31, 2023, you will not be eligible for any payments from and after the date of termination, other than the payments under Section 2(a) and the benefits under Section 2(b). In the event that the Company terminates your employment for Cause on or before December 31, 2023, you will not be eligible for any payments from and after the date of termination, including the payments and benefits provided to you in Section 2(a), (b) and (c) below and the Option Exercise Extension. Notwithstanding the foregoing, you and the Company can agree to extend the Separation Date upon mutual agreement.

(b)  Final Wage Payments: As of the Separation Date, your salary shall cease and you will no longer be entitled to the payment of a base salary, bonus or any other form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay to you all earned but unpaid base salary and accrued but unused vacation up to the Separation Date (regardless of whether you sign this Agreement). You will receive this payment regardless of whether you execute this Agreement.

(c) Expense Reimbursement: The Company will reimburse you for appropriately documented business expenses per Company policy that you have incurred up to the Separation Date, provided that you submit all documentation of any such expenses within five days of the Separation Date and in accordance with applicable Company policy (regardless of whether you sign this Agreement).

(d) Benefits Cessation: As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below. Your rights to benefits, if any, are governed by the terms of the respective benefit plans and programs. The Separation Date shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). You may, upon timely completion of the required forms, continue your medical and dental insurance coverage to the extent permitted by COBRA (and will receive COBRA information under separate cover).

(e) Unemployment: For information on unemployment benefits and to file a claim in Washington, please see WA Unemployment - How to Apply. The Company agrees that if you decide to apply for unemployment compensation benefits, it will not contest your application for such benefit, though it is not the arbiter with respect to same.

(f) Equity: Under the terms of your existing equity award agreements and the Company’s 2020 Equity Incentive Plan, as amended (the “Equity Documents”), all unvested equity held by you will be forfeited upon termination of employment. Subject to your execution of this Agreement and provided that you remain employed through December 31, 2023 (except as otherwise provided in Section 1(a), the Company will extend your Exercise Period with respect to your vested options until the sooner of twelve months following the date of the Company’s Initial Public Offering or eighteen months following the Separation Date, whichever occurs first (the "Option Exercise Extension"). Otherwise, any vested equity held by you will remain exercisable for the earlier of three months from the last day of employment or the maximum term of the grant in accordance with the terms of the Equity Documents . If you would like to accept the Option Exercise Extension, simply sign this Agreement on the signature line at the end of the Agreement and Exhibit A on or promptly following the Separation Date.

You acknowledge that as a result of the Option Exercise Extension, if your options are incentive stock options presently, they would convert to nonqualified stock options, consistent with the Equity Documents and applicable law. You are advised to seek tax guidance from your personal tax advisors with regard to the potential change in tax treatment of your vested options (if they are incentive stock options presently) if you agree to the extension of the Exercise Period.

The Equity Documents shall otherwise remain in full force and effect.

2.            Consideration: As set forth in Section 8 of your Employment Agreement, in exchange for, and in consideration of, your execution of and compliance with this Agreement, including the Certificate attached as Exhibit A (the “Certificate”), and any other agreement with the Company that survives the termination of your employment, and provided this Agreement becomes effective no later than July 28, 2023, the Company will provide you with the following after the Effective Date of the Certificate (defined in Exhibit A):

(a)            Severance Payment: The Company will pay to you your base salary for the period of six months (the “Severance Period”), totaling $294,975 (Two Hundred and Ninety-Four Thousand Nine Hundred and Seventy-Five Dollars). The first payment will be made to you on the first regularly scheduled payday following the Effective Date of the Certificate, and payments thereafter shall continue on the Company’s normally scheduled payroll dates until completed.

(b)            COBRA Premium Payment: Your rights and obligations under COBRA will be explained in a separate letter to you describing your health and dental insurance continuation rights under COBRA. To continue your health and dental insurance coverage (as applicable) after the Separation Date, you must elect COBRA continuation coverage. To assist with health and dental insurance coverage, the Company will subsidize the COBRA premiums to maintain your current out-of-pocket premium expense until the earlier of (i) twelve months following the Separation Date or (b) the date upon which you commence full-time employment (or employment that provides you with eligibility for health and dental benefits substantially similar to those provided by the Company) with an entity other than the Company. You agree promptly to notify the Company should you commence such employment. Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that subsidizing the COBRA premiums would result in a violation of the non-discrimination rules of Section 105(h)(2) of the Internal Revenue Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA subsidy, the Company will instead pay you a fully taxable cash payment equal to the COBRA subsidy for the period in which it was going to provide COBRA premium assistance.

(c)            Bonus: In addition to the consideration set forth in your Employment Agreement, the Company will pay you your full annual bonus for 2023 in the gross amount of $353,970 (Three Hundred and Fifty-Three Thousand Nine Hundred and Seventy Dollars), less applicable taxes and withholdings, no later than March 15, 2024 or on or around the same date that the Company pays annual bonuses to other executives of the Company.

You expressly acknowledge and agree that you are not otherwise entitled to the payments and benefits provided to you in Section 2 and are being given to you solely in exchange for your promise to be bound by the terms of this Agreement. Further, should the Transition Period be mutually extended beyond December 31, 2023 the payments and benefits under Sections 2(a) and 2(b) shall be renegotiated.

3.            Taxes; Code Section 409A:

(a)  Except as noted herein, all payments set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you (including any amounts payable pursuant to this Agreement) in order to comply with such withholding obligations. The Company shall undertake to make deductions, withholdings and tax reports with respect to the payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)  Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Internal Revenue Code of 1986, as amended. The Company makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement is determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

4.            General Release of Claims; Accord and Satisfaction:

(a) General Release: In exchange for the amounts described in Section 2, and other good and valuable consideration, the receipt of which you hereby acknowledge, you and your representatives, agents, estate, heirs, successors and assigns (“You”), absolutely and unconditionally hereby release, discharge, and hold harmless the Released Parties (defined in Section 4(g) below), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, arising on or before the Effective Date (the “Claims”).

This general release includes, without limitation, any and all Claims arising out of or in connection with:

(i) your employment, change in employment status, and/or termination of employment with the Company;

(ii) any federal, state or local law, constitution or regulation regarding either employment, employment benefits, or employment discrimination and/or retaliation including, without limitation, the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq.; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 1001 et seq.; the Workers Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq.; the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Fair Labor Standards Act, as amended; the Occupational Safety and Health Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.); and laws relating to workers compensation, family and medical leave, retaliation, discrimination on the basis of race, color, religion, creed, sex, sex harassment, sexual orientation, marital status, pregnancy, national origin, ancestry, handicap, disability, genetic carrier status, veteran’s status, alienage, blindness, present or past history of mental disorders or physical disability, candidacy for or activity in a general assembly or other public office, constitutionally protected acts of speech, whistleblower status, membership in any organization engaged in civil defense, veteran’s status, any military service, application for military service, or any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

(iii) any Massachusetts or Washington state or local laws respecting employment, including but not limited to, the Massachusetts Wage Payment Act, M.G.L. c. 149 §148, the Massachusetts Minimum Fair Wages Act, M.G.L. c. 151 § 1 et. seq., the Massachusetts Fair Employment Practices Act, M.G.L. c. 151B et seq., the Massachusetts Parental Leave Law, M.G.L. c. 149, §105D, the Massachusetts Civil Rights Act, M.G.L. c. 12, §11H et seq., as amended, the Massachusetts Equal Rights Act, c. 93, §102 et seq., as amended, the Massachusetts Equal Pay Act, M.G.L. c. 149 §105A et seq., as amended, the Massachusetts law against sexual harassment, M.G.L. c. 214 §1C et seq., as amended, the Massachusetts law against retaliation, M.G.L. c. 19C, §11 et seq., as amended, the Massachusetts Privacy Statute, M.G.L. c. 214 § 1B, the Massachusetts Small Necessities Leave Act, M.G.L. c. 149, §52D, the Massachusetts Family and Medical Leave Act, M.G.L. c. 175M, et seq., the Washington Law Against Discrimination, Wash. Rev. Code §§ 49.44.090 and 49.60.180, et seq. and Wash. Admin. Code § 296-130-035, the Washington Equal Pay Act, Wash. Rev. Code § 49.12.175, the Washington Wage Payment Act, Wash. Rev. Code § 49.48, et seq., the Washington Paid Sick Leave Law, Wash. Rev. Code § 49.46.210, the Washington State Family Care Act, Wash. Rev. Code §§ 49.12.265 -49.12.295; Wash. Admin. Code 296-130, the Washington Family Leave Act, Wash. Rev. Code §§ 49.78, and the Washington Domestic Violence Leave Act, the Wash. Rev. Code §§ 49.76, et seq., all as amended. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act and Massachusetts Minimum Fair Wages Act and the Washington Wage Payment Act (including, for instance, hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay), as well as Claims for retaliation under these Acts;

(iv) breach of contract or breach of the implied covenant of good faith and fair dealing;

(v) any Massachusetts, Washington (or any other state) or federal statute, regulation or executive order (as amended through the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, or intentional or negligent infliction of emotional distress, negligent misrepresentation, intentional misrepresentation, fraud, defamation, promissory estoppel, false light invasion of privacy, conspiracy, violation of public policy; and

(vi) any other tort, statutory or common law cause of action.

(b) No Claims Through Others: You further agree to release and discharge the Released Parties from any and all claims which might be made by any other person or organization on your behalf and you specifically waive any right to become, and promise not to become, a member of any class in a case in which a claim or claims against the Company are made involving any matters subject to release pursuant to Sections 4(a) and (e).

(c) Interpretation: The foregoing general release-of-claims provisions shall be given the broadest possible interpretation permitted by law. The listing of specific claims shall not be interpreted to exclude any other claims not specifically listed therein.

(d) Accord and Satisfaction: The payments set forth in Sections 1 and 2 shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Released Parties to You including, without limitation, all claims for back wages, salary, vacation pay, sick pay, bonuses, commissions, bonuses or other incentive compensation, severance pay, any and all other forms of compensation or benefits, attorney’s fees, or other costs or sums.

(e) ADEA/OWBPA Release: Because you will be 40 years of age or older as of the Separation Date, you are hereby informed that you have or might have specific rights and/or claims under the Age Discrimination in Employment Act (ADEA) and the Older Workers Benefit Protection Act (OWBPA), and you agree and understand that:

(i) In consideration for the amounts described in Section 2, which you are not otherwise entitled to receive, you specifically waive such rights and/or claims under the ADEA and OWBPA to the extent that such rights and/or claims arose prior to or on the date this Agreement was executed;

(ii) You understand that rights or claims under the ADEA and OWBPA which may arise after the date this Agreement is executed are not waived by you;

(iii) You acknowledge that you have been advised of your right to consult with your counsel of choice prior to executing this Agreement, that you have twenty-one (21) days to review this Agreement and consider its terms before signing it, and you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

(iv) You have carefully read and fully understand all of the provisions of this Agreement, you knowingly and voluntarily agree to all of the terms set forth in this Agreement, and you acknowledge that in entering into this Agreement, you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises contained in this document; and

(v) You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired. Please see Section 11 for more details.

(f)  Exclusions: Excluded from the General Release in Section 4(a) are:

(i) any claims or rights that cannot be waived by law, including your right to file a charge with a government or regulatory agency, entity, or official or self-regulatory organization (“Government Agencies”), or assist or participate in any agency investigation, hearing or proceeding. You, however, are waiving your right to recover money from the Released Parties regarding any such agency charge or investigation, hearing or proceeding. You also are waiving your right to recover any money from the Released Parties in connection with a charge filed by any other individual or individuals, or by any Government Agency, on your behalf, except as permitted by applicable law or as prescribed by any specific Government Agency (e.g., the SEC).

Nothing in this Agreement shall prohibit or restrict you from (i) communicating directly with, cooperating with, providing or causing to be provided information to, or otherwise assisting in an investigation by a Government Agency regarding a possible violation of any law, rule, or regulation; or (ii) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Government Agency, including an inquiry about the existence of this Agreement or its underlying facts or circumstances. Nor does this Agreement require you to obtain prior authorization from the Released Parties before engaging in any conduct described in this paragraph, or to notify the Released Parties that you have engaged in any such conduct;

(ii) your right to enforce the terms of this Agreement, or to challenge the ADEA/OWBPA release; or

(iii) your right to apply for unemployment compensation.

(g) Definition of Released Parties: As used in this Agreement, “Released Parties” shall mean: (i) the Company; (ii) all of the Company’s past, present, and future subsidiaries, parents, affiliates and divisions; (iii) all of the Company’s successors and/or assigns, as well as legal representatives; (iv) all of the Company’s past, present, and future officers, directors, managers, employees, shareholders, owners, attorneys, agents, insurers, employee benefit plans (including such plans’ administrators, trustees, fiduciaries, record-keepers, and insurers), and legal representatives (all individually, in their capacity acting on the Company’s behalf, and in their official capacities); and (v) all persons acting by, through, under, or in concert with any of the entities or persons listed in subsections (i)-(iv).

(h) Obligation to Update Release of Claims and Execute Certificate: You acknowledge and agree that one of the primary purposes of this Agreement is for the Company to pay certain benefits to you in exchange for your release of all claims against the Company Parties to the fullest extent allowed by law. Because you may execute this Agreement prior to the Separation Date, as a condition of receiving the payments and benefits in Section 2 above, you, within 21 days of the Separation Date, must execute the Certificate attached hereto as Exhibit A in which you will extend the waiver and release of claims in Section 4(a) and (e) to any and all claims that arose from the date you signed this Agreement through the date you signs the Certificate. You acknowledge and agree that you will not be eligible for any of the payments and benefits in Section 2 unless you execute the Certificate.

5.            Covenant Not to Sue: A “covenant not to sue” is a legal term that means you promise not to file a lawsuit in court. It is different from the release of claims in Section 4. Besides waiving and releasing the claims covered by Section 4, you agree never to sue the Released Parties in any forum based on the claims, laws or theories covered by the release language in Section 4. You represent and warrant that you have not filed any complaints, charges, or claims for relief against the Released Parties with any local, state or federal court or administrative agency, with the sole exception of your right to pursue a state unemployment claim. Notwithstanding this Covenant Not To Sue, you may bring a claim as permitted in Section 4(f). Except as set forth in Section 4(f) or as permitted pursuant to this Section 5, if you institute any other action, that claim shall be dismissed upon the presentation of this Agreement and you shall reimburse the Company for all legal fees and expenses incurred in defending such claim and obtaining its dismissal.

6.            Company Property: Within five days of the Separation Date, you agree to return to the Company all Company property and materials, including tangible copies of trade secrets and confidential information, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Property”). If you discover any other Property, including any proprietary materials, in your possession after the Separation Date, you immediately will notify the Company and arrange for their prompt return. You also must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains in your possession after the Separation Date. Failure to return immediately any such materials will be considered a breach of this Agreement.

7.            No Liability or Wrongdoing: You understand and agree that the release and accord and satisfaction provisions set forth in Section 4 constitute a final compromise of the claims released thereby, and is not an admission by the Released Parties that any such claims exist and/or of liability by the Released Parties with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by the Released Parties of any liability or unlawful conduct whatsoever, and each of the Released Parties expressly deny any such liability or wrongdoing.

8.            Future Conduct:

(a) Employee Confidentiality and Proprietary Rights Agreement (the “CA”): You agree that your compliance with your Ongoing Obligations (which include your compliance with the CA) are a material term hereof and a condition of the Company paying severance benefits to you.

(b) Non-disparagement; Confidentiality of this Agreement: In accordance with Section 8(e) of the Employment Agreement and subject to Section 4(f), for the three year period following the Separation Date, you agree not to take any action or make any statement, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), which disparages, defames or criticizes the Released Parties, their officers, directors, investors or employees, the Released Parties’ business practices, or which disrupts or impairs their normal operations, including actions that would (i) harm the Released Parties’ reputation or goodwill with their current and prospective clients, business partners, or the public; or (ii) interfere with existing contracts or employment relationships with current and prospective clients, business partners or Released Parties’ employees. Further, subject to Section 4(f), you shall maintain confidentiality concerning this Agreement, including the substance, terms, existence and/or any discussions relating to it. Except as required by legal process, you will not discuss the same with anyone except your immediate family and accountants or attorneys, when such disclosure is necessary for them to render professional services. Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any Government Agencies or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible. Further, nothing herein shall prohibit you (1) from disclosing that you are no longer employed by the Company, (2) from responding truthfully to any governmental investigation or inquiry by a governmental entity or any other law, subpoena, court order or other compulsory legal process, (3) from rebutting in good faith statements made by the Company that are untrue or misleading, or (4) discussing or disclosing information about sexual assault, discrimination, retaliation, or harassment in the workplace or other work-related conduct you have reason to believe is unlawful or in violation of established public policy.

(c) Non-Solicitation: Pursuant to Section 8(e) of the Employment Agreement, for a period of one year following the Separation Date, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any employee of the Company to leave such employment or to accept employment with any other person, firm, corporation or other entity unaffiliated with the Company or hire any such employee or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee. This paragraph shall not be violated by (1) general advertising or solicitation not specifically targeted at Company-related persons or entities or (2) you serving as a reference, upon request, for any employee of the Company, other than such a reference to a company with whom you are then affiliated

(d) Advance Notice: Except as set forth in Section 4(f) or as otherwise permitted by applicable law, above, you agree to give reasonable notice to the Company of any and all attempts by third parties to compel disclosure of any confidential information (as referred to in your CA), the terms of this Agreement, or to require you to testify in any matter concerning the Company, this Agreement and/or the Released Parties. Please direct such notice in writing to the Company’s President & COO at least ten business days before compliance with any subpoena or order; if the subpoena or order requires compliance within less than ten business days, however, you shall provide such written notice, or if impractical, shall provide telephonic notice, within five business days after receiving notice that an attempt will be or has been made to compel your testimony or your disclosure of the Company’s confidential information.

(e) Breach; Remedies: If you breach this Agreement or any other agreement referenced herein, you agree that: (i) the Company shall be relieved of its obligations to make any further payments to you under Section 2; (ii) the Company will be entitled to seek recovery of the payment already made to you pursuant to Section 2; and (iii) the Company shall be entitled to recover its attorneys’ fees and costs incurred in enforcing its rights under this Agreement should it prevail in any such action, to the extent such recovery is not prohibited by law. This Agreement in all other respects, including, but not limited to, the release provision in Section 4, shall remain in full force and effect. The remedies in this Section shall be in addition to, and not as an alternative to, any other available remedies.

9.            Cooperation: You agree to cooperate fully with the Company’s employees and business partners in completely transitioning your work as the Company may designate. In this regard, you agree to be available for reasonable periods of time (at mutually convenient times, considering your own commitments), either by telephone or, if you and the Company believe necessary, in person upon reasonable notice, to assist with matters relating to work performed by you on the Company’s behalf. In addition, you agree to cooperate with the Company and its attorneys at reasonable times and places in the prosecution and/or defense of any legal action wherein the Company is a party, as well as with respect to any investigation and/or audit regarding matters about which you may have knowledge. Such cooperation includes, but is not limited to, meeting with the Company’s attorneys at reasonable times and places to discuss your knowledge of pertinent facts, appearing as required at deposition, arbitration, trial or other proceeding to testify as to those facts, and testifying truthfully to the best of your abilities at any such proceeding. The Company shall reimburse you for any reasonable and approved out-of-pocket travel-related costs and expenses you incur in connection with such cooperation.

10.            Representations and Governing Law:

(a) Entire Agreement; Amendment; Waiver; Construction of Agreement: This Agreement, the Equity Documents and the CA set forth the complete and sole agreement between the parties and supersede any and all other agreements or understandings, whether oral or written, express or implied. This Agreement may not be changed or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either party.

(b) Governing Law; Arbitration of Claims: This Agreement shall be deemed to be made and entered into in the State of New York. This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws, without giving effect to the principles of conflicts of laws of such State. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in such State, and you hereby submit to the jurisdiction and venue of any such court.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANYAND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Severability: If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

(d) Assignment: You shall not assign this Agreement; the Company may assign this Agreement. The benefits of this Agreement shall inure to the successors and assigns of the Company and the Released Parties and to your successors.

(e) Acknowledgment of Company’s Compliance with Applicable Law: You represent that:

(i)  you have not been subject to any retaliation or any other form of adverse action by the Released Parties for your exercise of, or attempt to exercise, any statutory rights recognized under federal, state or local law;

(ii)  you have been paid all unpaid wages and accrued unused vacation;

(iii)  the Released Parties have satisfied in full all obligations they ever had regarding leaves of absence and other time off of any kind (including, but not limited to, short-term disability leave, family medical leave, military leave, vacations, meal and rest periods, sick and personal days, and personal leave), and you have not suffered any adverse employment action as a result of seeking or taking any such leave of absence or time off; and

(iv)  you have no known workplace injuries or occupational diseases, have not sustained any disabling injury and/or occupational disease that have resulted in a loss of wage-earning capacity during your employment, and have no personal injury and/or occupational disease that has been contributed to, or aggravated or accelerated in a significant manner by, your employment or separation from employment.

(f) Counterparts: This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument. This Agreement may be executed by facsimile or electronic signature, and any such signature by any party shall be deemed to be an original signature and shall be binding on such party to the same extent as if such facsimile signature were an original signature.

11.            Review Period; Expiration of this Offer: As set forth in Section 4(e)(iii), you understand and acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for up to twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”). In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by me before the expiration of the Consideration Period.

Notwithstanding the foregoing, if you breach any of the conditions of the Agreement within the Consideration Period, the offer of this Agreement may be withdrawn, and your execution of the Agreement will not be valid. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to me (the “Revocation Period”). This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”). You acknowledge that you been advised by the Company to review this agreement with counsel before entering into it.

We thank you for your service and wish you well.

Very truly yours,

Zenas BioPharma

/s/ Leon O. Moulder, Jr.
By: Leon O. Moulder, Jr.
Title: Executive Chairman

PLEASE REVIEW CAREFULLY

THIS AGREEMENT HAS A RELEASE OF CERTAIN LEGAL RIGHTS YOU MAY HAVE. YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THE RELEASE AND OTHER ASPECTS OF THIS AGREEMENT BEFORE SIGNING IT.

YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU ARE EXPRESSLY WAIVING ANY AND ALL RIGHTS TO A TRIAL OR HEARING BEFORE A JURY FOR ANY AND ALL DISPUTES AND CLAIMS RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED THEREBY, AND/OR THE EMPLOYMENT RELATIONSHIP.

YOUR EMPLOYMENT BY THE COMPANY IS TERMINATING. SUCH TERMINATION WILL NOT BE AFFECTED BY YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS AGREEMENT. IF YOU DO NOT ACCEPT IT, YOU WILL NOT RECEIVE THE PAYMENTS IN SECTION 2.

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, FULLY UNDERSTAND ITS TERMS AND CONDITIONS, AND VOLUNTARILY ARE EXECUTING IT.

IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASED PARTIES WITH THE EXCEPTION OF THE CONSIDERATION IN THIS DOCUMENT.

ACCEPTED:

/s/ Hua Mu	Date:	14-Jul-2023
Hua Mu

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

TO BE SIGNED NO EARLIER THAN DECEMBER 31, 2023

I, Hua Mu, hereby acknowledge and certify that I entered into a Severance Agreement and General Release (the “Agreement”) with Zenas BioPharma (the “Company”). Pursuant to that Agreement, I am required to execute this certificate, which updates the release of claims in Section 5 of the Agreement (this “Certificate”) in order to receive the severance benefits in Section 2 of the Agreement. I, therefore, agree as follows:

1.	A blank copy of this Certificate was attached to the Agreement as Exhibit A. I hereby certify and acknowledge that I received the Agreement and this Certificate at least 21 days before I was required to sign them. The Company has advised me to consult an attorney prior to signing this Certificate.

2.	In consideration of the severance payments and benefits described in Section 2 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims in Section 4 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.	In Section 4(e) of the Agreement, the Company made a number of disclosures to me regarding my rights under the Age Discrimination in Employment Act (the “ADEA”). I understand that in signing this Certificate in consideration for the amounts described in Section 2 of the Agreement, I am specifically waiving such rights and/or claims under the ADEA to the extent that such rights and/or claims arose prior to or on the date that the Certificate is executed by me. I also make the following acknowledgements and representations:

i.            I understand that rights or claims under the ADEA which may arise after the date this Certificate is executed are not waived by me;

ii.            I acknowledge that I have been advised that I should consult with my counsel of choice prior to executing this Certificate, that I have had at least twenty-one (21) days to review this Certificate and consider its terms before signing it, and I have not been subject to any undue or improper influence interfering with the exercise of my free will in deciding whether to consult with counsel;

iii.            I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in the Certificate and the Agreement; and

iv. I understand that I may revoke this Certificate for a period of seven (7) days following my execution hereof. I further understand that this Certificate shall not become effective or enforceable until the seven (7) day revocation period has expired (i.e., on the eighth day following my execution of it). If I wish to revoke the Certificate, I must provide written notice of my revocation to the Company on or before the seventh day following my execution of it.

4.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in the Certificate and the Agreement; and

5.	I agree that this Certificate is part of the Agreement and shall become effective on the eighth day following my execution of it (the “Effective Date”).

Hua Mu

Date: